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                                                        Exhibit 11


                        CML GROUP, INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS (LOSS) PER SHARE

For the periods ended October 28, 1995
and October 29, 1994


                                                                  Three Months Ended
                                                          ---------------------------------
                                                          Oct. 28, 1995       Oct. 29, 1994
                                                          -------------       -------------
Primary earnings (loss) per share:
Weighted average number of shares outstanding:
Common                                                       49,224,104          49,985,787
Shares deemed outstanding from
  the assumed exercise of stock
  options and from deferred compensation awards                 547,128             818,650
                                                           ------------         -----------
  Total                                                      49,771,232          50,804,437
                                                           ============         ===========
Net income (loss)                                          $(15,018,000)        $   881,000
                                                           ============         ===========
Primary earnings (loss) per share                          $      (0.30)        $      0.02
                                                           ============         ===========
Fully diluted earnings (loss) per share:
Weighted average number of shares outstanding, as above      49,771,232          50,804,437
Shares deemed outstanding from
  the assumed conversion of
  convertible subordinated
  debentures                                                  1,604,877           2,218,649
Additional shares deemed
  outstanding from the assumed
  exercise of stock options                                         ---                 ---
                                                           ------------         -----------
  Total                                                      51,376,109          53,023,086
                                                           ============         ===========
Additional income from the
  elimination of the interest cost of
  the convertible subordinated
  debentures, net of income tax effect                     $    374,067         $   512,407

Fully diluted earnings (loss) per share                    $      (0.30)        $      0.02
                                                           ============         ===========

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